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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 4 to Registration Statement No. 333-141825 on Form S-4 of our report dated February 28, 2007, relating to the financial statements of Orange County-Poughkeepsie Limited Partnership as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding affiliate revenues) appearing in the proxy statement/prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such proxy statement/prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
July 9, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM